UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): August 9, 2010 (August 4, 2010)

NETWORK CN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30264	90-0370486
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Suite 3908, Shell Tower
Times Square, 1 Matheson Street
Causeway Bay, Hong Kong

 (Address of principal executive offices)

(852) 2833-2186

(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.        Departure of Directors or Certain Officers; Election  of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2010, the Company’s Board of Directors increased the authorized number of members of the Board of Directors from four to five and appointed Mr. Serge Choukroun as independent director of the Company’s Board.

Mr. Serge Choukroun.   Mr.Choukroun was the sole director and shareholder of Mega-link International Holdings Limited, a garment sourcing organization during the past five years. Prior to that, he served as a vice president of Mirage Inc., a major garment corporation located in New York. Mr. Choukroun also currently serves as an independent director of China Boon Holdings Limited (formerly known as Vision Tech International Holdings Limited), a company listed on the Hong Kong Main Board and of which the Chief Executive Officer of the Company also serves as a director and chief executive officer. He has resided and worked in Hong Kong for over 20 years. He held a degree of accounting studies from Academy of Creteil-Paris-Versailles (France).

Other than as disclosed above, there are no arrangements or understandings between Mr. Choukroun and any other persons pursuant to which he was selected as a director and there are no transactions between the Company and Mr. Choukroun that would require disclosure under Item 404(a) of Regulation S-K.

The Company has not entered into a written agreement with Mr. Choukroun, but as a non-employee director of the Company, Mr. Choukroun will be entitled to a monthly cash retainer of $2,000 and will be granted an award of 600,000 shares which shall be vested on July 1, 2011, so long as he continues in his role as a director on July 1, 2011.

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 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK CN INC.

Dated: August 9, 2010	By:	/s/ Earnest Leung
Earnest Leung
Chief Executive Officer

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